Exhibit 23.3

Independent Auditors' Consent
The Partners
Star Parent, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-235303) on Form S-3 and (No. 333-221694) on Form S-8 of Cannae Holdings, Inc. of our report dated March 17, 2020, with respect to the consolidated balance sheet of Star Parent, L.P. as of December 31, 2019, the related consolidated statements of operations and comprehensive loss, partners' capital, and cash flows for the period from February 8, 2019 to December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K/A of Cannae Holdings, Inc.

/s/ KPMG LLP

Short Hills, New Jersey
March 25, 2020